Exhibit 10.44

EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 28, 2016, by and between Differential Brands Group Inc. (f/k/a Joe’s Jeans Inc.), a Delaware corporation (the “Company”), and Michael Buckley (“Executive”) shall become effective after full execution and upon the Closing (as defined in the Agreement and Plan of Merger, dated as of September 8, 2015 among RG Parent, LLC (“RG”), JJ Merger Sub LLC and the Company (the “Transaction Agreement”) under the Transaction Agreement (the date of such Closing, the “Effective Date”).

WITNESSETH

WHEREAS, Executive is the Chief Executive Officer and a key and significant member of RG’s management;

WHEREAS, Executive possesses experience in the apparel industry and brand licensing industry and has knowledge, experience and expertise concerning the type of business and operations to be conducted by the Company;

WHEREAS, the Company desires to employ Executive as the Chief Executive Officer of the Company, and Executive desires to be so employed by the Company, in each case, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Executive holds a substantial equity interest in RG and will receive substantial consideration as a result of the Transaction Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.                                      Engagement of Executive; Duties; Board.  On the terms and subject to the conditions set forth herein, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment, for the Term (as hereinafter defined in Section 3 below).  During the Term the Executive shall serve as and have the title of Chief Executive Officer of the Company reporting solely to the Company’s Board of Directors (the “Board”).  Executive will have such responsibilities, duties and authority customarily associated with the position of Chief Executive Officer.  All areas of the Company will report to Executive, including, but not limited to, each brand or division head of the Company and the Company’s finance and legal divisions.  Executive shall be primarily based out of Los Angeles, California; provided that Executive will travel to the Company’s offices located in New York City when and as necessary for the performance his duties as Chief Executive Officer.  The Company shall take all steps reasonably necessary to have Executive appointed as a member of the Board as of the Effective Date.  In addition, so long as Executive is Chief Executive Officer of the Company, the Company shall nominate Executive to the Board for election by the Company’s stockholders.  In the event that Executive is not Chief Executive Officer of the Company, Executive agrees that he will cease immediately to hold any and all officer or director positions he then has with the Company or any subsidiary, absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice without regard to whether his employment has ended).

2.                                      Time.  Executive shall devote substantially all of his working hours to his duties as Chief Executive Officer and towards the overall success of the business of the Company, including but not limited to, strategic direction, execution and implementation of business plans, developing and achieving budget targets, and overall business growth of the Company; provided that nothing contained herein shall be deemed to restrict Executive from managing his personal investments, engaging in charitable, religious, civic or community activities, or from serving on the boards of directors of non-profit organizations and, with the consent of the Board (such consent not to be unreasonably withheld, delayed or conditioned), other for-profit companies which do not compete with the Company; provided, further, that such activities do not materially interfere with Executive’s duties and responsibilities under this Agreement.

3.                                      Term.  The period of time between the Effective Date and the termination of Executive’s employment under this Agreement shall be referred to as the “Term.”  Executive’s engagement shall commence on the Effective Date and shall continue through December 31, 2018 (the “Initial Term”), unless either party delivers notice to the other party of its intention not to renew this Agreement at least 180 days prior to the expiration of the Initial Term or otherwise terminates this Agreement as provided herein.  Commencing on the expiration of the Initial Term, the Term will automatically renew for additional, successive one-year periods (each, a “Renewal Term”), unless either party delivers notice to the other party of its intention not to renew this Agreement at least 180 days prior to the expiration of any Renewal Term or otherwise terminates this Agreement as provided herein.  In the event that Executive and the Company agree that the Executive remains an employee of the Company following expiration of the Term, and unless otherwise agreed to in writing, he shall be an employee “at will” and shall not be (i) at any during or following such “at will” employment, entitled to any of the benefits under this Agreement, and (ii) at any time following such “at will employment,” subject to any of the restrictions contained in this Agreement (including, but not limited to, the non-competition and non-solicitation provisions contained in Section 7), other than the undertakings contained in Sections 6 and 8, and the provisions of Section 10, each of which shall survive any termination or non-renewal of this Agreement.

4.                                      Compensation.

(a)                                 Base Salary.  During the Term, Executive’s base salary will be at a rate of not less than $600,000 per annum paid in equal installments in accordance with the Company’s payroll practices and policies then in effect, with such increases (but not decreases) as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”) from time to time (such salary, as increased from time to time, the “Base Salary”).

(b)                                 Bonus.  During the Term, Executive shall be eligible to receive an annual bonus for each calendar year (the “Annual Bonus”) based upon certain EBITDA (as defined on Schedule I) targets to be determined by the Compensation Committee after consultation with Executive.  The parties shall use commercially reasonable efforts to define such targets prior to the start of each applicable calendar year; provided that for calendar year 2016, the parties shall use commercially reasonable efforts to define such targets within one (1) week prior to the Effective Date.  The Annual Bonus amount shall be a percentage of Base Salary (up to one hundred fifty percent (150%) of the Base Salary) determined based on the level of the Company’s consolidated EBITDA achieved for each such calendar year against the target level of EBITDA, as follows:

Annual Level of Target EBITDA Achieved	% of Base Salary
less than 80%	0%
80% (Threshold)	50%
90%	75%
100% (Target)	100%
105%	110%
110%	122.50%
115%	135%
120% or more (Maximum)	150%

Annual Bonuses, if applicable, shall be due and payable by the Company to Executive annually, commencing with the year ended December 31, 2016, payable no later than March 15th after the end of the year to which it relates.

(c)                                  Restricted Stock Unit Award.  In addition to the Base Salary and the Annual Bonus, if any, Executive shall receive as soon as practicable (but in no event later than 30 days following the Effective Date) a restricted stock unit award (the “Restricted Stock Unit Award”) of 433,764 shares of the Company’s common stock .  The Restricted Stock Unit Award will vest as follows:

•                  33.33% or 144,588 shares will vest on December 31, 2016;

•                  33.33% or 144,588 shares will vest on December 31, 2017; and

•                  33.33% or 144,588 shares will vest on December 31, 2018;

provided, that in the event that there are insufficient shares of the Company’s common stock available to settle the Restricted Stock Unit Award, the Company will (i) seek all necessary approvals (including Board and stockholder approvals) for the issuance of such additional stock necessary to timely settle the Restricted Stock Unit Award and (ii) to the extent such approvals are not obtained, the Restricted Stock Unit Award shall be settled by a cash payment to the Executive equal to the number of such shares multiplied by the market price per share of the common stock of the Company on each vest date (the “Alternative Cash Payment Method”), with payment to be made within 30 days of the vest date; provided, further, that upon a Change in Control or a termination without Cause or for Good Reason (as defined hereinafter), any unvested portion of the Restricted Stock Unit Award will immediately vest.  For purposes of this Agreement, a “Change in Control” shall mean any of the following:

(1)                                 Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 4(c)(1), the following acquisitions shall not constitute a Change in Control:  (i) any acquisition by an Excluded Person (as defined below) (ii) any acquisition directly from the Company, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate or (v) any acquisition by any corporation pursuant to a transaction that complies with Sections 4(c)(2)(A) or 4(c)(2)(B) below;

(2)                                 Consummation of (i) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any affiliate, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the acquisition of assets or stock of another entity by the Company or any affiliate (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be or (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the incumbent board at the time of the execution of the initial agreement or of the action of the board providing for such Business Combination; or

(3)                                 A complete liquidation or dissolution of the Company.

For purposes hereof, the “Excluded Persons” shall mean William Sweedler, Matthew Eby, Tengram Capital Partners, L.P. and each of their respective Related Parties.  For purposes of hereof, “Related Party” shall mean with respect to any person or entity, any other person or entity which (i) directly or indirectly, is controlling, controlled by or under common control with such person or entity, or (ii) directly or indirectly, is advised, managed, administered by such person or entity or any person or entity described in the immediately preceding clause (i).  For purposes of this definition, “control” of a person or entity (including the terms “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management or policies of such person or entity, whether through ownership of voting securities, the ability to exercise voting power, or by contract or otherwise.

(d)                                 Performance Shares.  In addition to the Restricted Stock Unit Award, Base Salary and the Annual Bonus, if any, Executive shall receive as soon as practicable (but in no event later than 30 days following the Effective Date) a performance share award (the “Performance Shares”) of 347,011 shares of the Company’s common stock that will be earned over a three (3)-year performance period beginning on the later to occur of the Closing and January 1, 2016, and ending on December 31, 2018.  One-third of the Performance Shares will vest each year based on the level of the Company’s EBITDA achieved for each year against the target level of EBITDA established by the Compensation Committee, as follows:

Annual Level of Target EBITDA Achieved	% vesting of Executive’s Performance Shares
less than 80%	0%
80% (Threshold)	50%
90%	75%
100% (Target)	100%

(e)                                  The Performance Shares shall vest as follows:

•                  33.33% or 115,670 shares shall vest as of December 31, 2016 based on performance for 2016 and shall vest only to the extent such performance is certified by the Compensation Committee following completion of the applicable performance period;

•                  66.66% or 231,341 shares, less the Performance Shares, if any, that vested for 2016, shall vest as of December 31, 2017 based on performance for 2017 and shall vest only to the extent such performance is certified by the Compensation Committee following completion of the applicable performance period; provided, that shares attributable to the 2016 performance period, if any, shall vest only to the extent that the 2017 EBITDA target is exceeded and such excess is sufficient to make up for the 2016 EBITDA shortfall such that the threshold is achieved or exceeded; and

•                  100% or 347,011 shares, less the Performance Shares, if any, that vested for 2016 and 2017, shall be eligible to vest as of December 31, 2018 based on performance for 2018 and shall vest only to the extent such performance is certified by the Compensation Committee following completion of the applicable performance period; provided, that shares attributable to either the 2016 or 2017 performance periods, if any, shall vest only to the extent that the 2018 EBITDA target is exceeded and such excess is sufficient to make up for the 2016 or 2017 EBITDA shortfall, as applicable, such that the threshold is achieved or exceeded.

Unvested Performance Shares in any year shall be eligible for vesting in subsequent years to the extent that the subsequent year EBITDA target is exceeded and the excess is sufficient to make up for a prior year shortfall. Vested Performance Shares shall be settled in shares of the Company’s common stock; provided that, in the event that there are insufficient shares of the Company’s common stock available to settle the Performance Shares, the Company will (i) seek all necessary approvals (including Board and stockholder approvals) for the issuance of such additional stock necessary to timely settle the Performance Shares and (ii) to the extent such approvals are not obtained, the Performance Shares shall be settled by a cash payment to the Executive in an amount determined by the Alternative Cash Payment Method (payment to be made within 30 days of the vest date); provided, further, that upon a Change in Control, any unvested portion of the Performance Shares will immediately vest (to the extent that a Change of Control occurs prior to the determination of the level of the Company’s EBITDA for any applicable year, 100% of all unvested Performance Shares for the prior year, current year and all future years shall be immediately awarded and vested as if the 100% target EBITDA was achieved for each such year).

The Restricted Stock Unit Award and Performance Shares shall be granted pursuant to a restricted stock unit agreement and performance shares agreement to be entered into between the Company and Executive after the Effective Date, which agreements (the “Restricted Stock Unit Agreement” and “Performance Shares Agreement”) shall contain customary terms consistent with the terms of this Agreement and reasonably acceptable to Executive (it being understood that such agreement shall not impose any additional restrictions on vesting or restrictive covenants other than those contemplated by this Agreement); provided, further, that to the extent there is any inconsistency between the Restricted Stock Unit Agreement and/or the Performance Shares Agreement and this Agreement, this Agreement shall control and govern.

(f)                                   Benefits.  Executive shall receive the employee and fringe benefits generally made available to other executive officers of the Company from time to time, including health and dental coverage.  Executive shall also be added or continued, as the case may be, as an insured under the Company’s officers and directors insurance and all other polices which pertain to officers and/or directors of the Company with policy limits as appropriate for the size of the Company’s business, as reasonably determined by the Board.

(g)                                  Reimbursement of Expenses.  The Company shall pay to Executive the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, expenses related to mobile devices and laptop computers and such other business-related expenses incurred in connection with business class travel, lodging or entertainment in accordance with the Company’s policy, or, if such expenses are paid directly by Executive, the Company shall promptly reimburse Executive for such payments in accordance with the Company’s policy, provided that Executive properly accounts for such expenses in accordance with the Company’s policy.

(h)                                 Vacation.  Executive shall be entitled to four (4) weeks of paid vacation per calendar year, which shall be capped at a maximum of six (6) weeks of accrued vacation.  Executive shall endeavor to use his vacation in the calendar year in which it is accrued.

5.                                      Termination of Employment.

(a)                                 General.  Executive’s employment under this Agreement may be terminated prior to the expiration of the Term without any breach of this Agreement only on the following circumstances:

(b)                                 Death.  Executive’s employment under this Agreement shall terminate upon his death.

(c)                                  Disability.  If Executive suffers a Disability (as defined below in this sub-section (c)), the Company may terminate Executive’s employment under this Agreement upon thirty (30) days’ prior written notice; provided that Executive has not returned to full-time performance of his duties during such thirty (30)-day period.  For purposes hereof, “Disability” shall mean Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period, or (ii) is projected by the Board in good faith after consulting with a doctor selected by the Company and consented to by Executive (or, in the event of Executive’s incapacity, his legal representative), such consent not to be unreasonably withheld, that the condition is likely to continue for a period of at least six (6) consecutive months from its commencement; provided, however, that in no event shall Executive have a Disability for purposes of this sub-section (c) unless Executive has become disabled within the meaning of the Company’s long-term disability plan then in effect and is entitled to receive benefits thereunder.

(d)                                 Good Reason.  Executive may terminate his employment under this Agreement for Good Reason after the occurrence of any of the Good Reason events set forth in the following sentence.  For purposes of this Agreement, “Good Reason” shall mean the occurrence, without Executive’s prior written consent, of any of the following events, other than in connection with a termination of Executive’s employment for Cause or due to Disability:

(i)                                     a reduction in Executive’s rate of Base Salary, and/or the amount of Executive’s Annual Bonus opportunity, or the Company fails to pay such amounts when due;

(ii)                                  with respect to Executive’s Annual Bonus and Performance Shares: (1) an increase in the annual target EBITDA once set by the Compensation Committee; or (2) any change in the percentage schedule of Annual Level of Target EBITDA Achieved (as set forth above);

(iii)                               an action by the Company resulting in a material diminution in Executive’s authority, duties, titles or responsibilities;

(iv)                              the Company’s relocation of Executive’s principal place of employment to a location other than the Los Angeles metropolitan area;

(v)                                 the Company’s failure to cure a material breach of its obligations under this Agreement;

(vi)                              a change in the reporting structure so that Executive reports to someone other than solely and directly to the Board; or

(vii)                           the failure of the Company to nominate or re-nominate Executive to serve as a member of the Board;

provided, however, that none of the events described in sub-sections (i)-(v) shall constitute Good Reason unless and until (1) Executive reasonably determines in good faith that a Good Reason condition has occurred, (2) Executive notifies the Company in writing, describing in reasonable detail the condition which constitutes Good Reason within thirty (30) days of its occurrence, (3) the Company fails to cure such condition within thirty (30) days after the Company’s receipt of such written notice, and Executive has cooperated in good faith with the Company’s efforts to cure such condition (which cooperation will not require Executive to waive or otherwise diminish any of his rights hereunder), (4) notwithstanding such efforts, the Good Reason condition continues to exist and (5) Executive terminates his employment within thirty (30) days after the end of such thirty (30)-day cure period (if the Company cures the Good Reason condition during such cure period, Good Reason shall be deemed not to have occurred).

(e)                                  Without Good Reason.  Executive may voluntarily terminate his employment under this Agreement without Good Reason upon written notice by Executive to the Company at least thirty (30) days prior to the effective date of such termination (which termination the Company may, in its sole discretion, make effective earlier than the date set forth in the Notice of Termination (as hereinafter defined in sub-section (h) below)).

(f)                                   Cause.  The Company may terminate Executive’s employment under this Agreement for Cause.  Termination for “Cause” shall mean termination of Executive’s employment because of the occurrence of any of the following:

(i)            embezzlement, theft, or misappropriation, or attempted embezzlement, theft, or misappropriation by Executive of any property, funds or business opportunity of the Company or any of its subsidiaries or affiliates;

(ii)           any breach by Executive of Executive’s covenants as they relate to:  non-competition, non-solicitation, Confidential Information, Intellectual Property or non-disparagement;

(iii)          any breach by Executive of any other material provision of this Agreement which breach is not cured, to the extent susceptible to cure, within fourteen (14) days after the Company has given written notice to Executive describing such breach;

(iv)          failure or refusal by Executive to perform any lawful directive of the Board or the duties of his employment hereunder which continues for a period of fourteen (14) days following notice thereof by the Board to Executive;

(v)           Executive’s conviction of, or entry by Executive of a guilty or no contest plea to (1) a felony or (2) any misdemeanor involving moral turpitude (or their equivalent in any non-United States jurisdiction) or otherwise involving theft, fraud, dishonesty or misrepresentation;

(vi)          any violation of any law, rule or regulation affecting business operations of the Company or its subsidiaries or affiliates or failure to comply with any legal or compliance policies or code of ethics, code of business conduct, conflicts of interest policy or similar policies of the Company or its subsidiaries or affiliates;

(vii)         Executive’s breach of his fiduciary obligations, or disloyalty, to the Company or any of its subsidiaries or affiliates;

(viii)        gross negligence or willful misconduct on the part of Executive in the performance of his duties as an employee, officer or director of the Company or any of its subsidiaries or affiliates that the Board has a reasonable belief that such act or failure to act is materially injurious to the Company, which continues for a period of fourteen (14) days following notice thereof by the Board to Executive;

provided that, for the purposes of this definition of Cause, no act or failure to act, on the part of Executive shall be considered “willful,” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including reputationally).

(g)                                  Without Cause.  The Company may terminate Executive’s employment under this Agreement without Cause immediately upon written notice by the Company to Executive.

(h)                                 Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(i)                                     Date of Termination.  The “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to subsection 5(c) above, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated pursuant to subsections 5(d) or 5(f) above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, (iv) if Executive’s employment is terminated pursuant to subsection 5(e) above, the date specified in the Notice of Termination which shall be at least thirty (30) days after Notice of Termination is given, or such earlier date as the Company shall determine, in its sole discretion, (v) if Executive’s employment is terminated pursuant to subsection 5(g), the date on which a Notice of Termination is given and (vi) if Executive is terminated upon expiration of the Term, the date of the expiration of the Term.

(j)                                    Compensation Upon Termination.

(i)                                     Termination for Cause, without Good Reason or Expiration of Term.  If Executive’s employment shall be terminated upon the expiration of the Term, by the Company for Cause or by Executive without Good Reason, Executive shall receive from the Company:  (1) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s standard payroll practices; (2) reimbursement for any unreimbursed expenses properly incurred and paid in accordance with Section 4(g) through the Date of Termination; (3) payment for any accrued but unused vacation time in accordance with Company policy; and (4) such benefits, and other payments, if any, as to which Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Date of Termination, other than any severance pay plan ((1) though (4), (the “Amounts and Benefits”), and the Company shall have no further obligation with respect to this Agreement other than as provided in Section 8 of this Agreement.  In addition, any portion of the Restricted Stock Unit Award, Performance Shares or any other outstanding equity or incentive award that remains unvested on the Date of Termination shall be forfeited as of the Date of Termination.

(ii)                                  Termination without Cause or for Good Reason.  If prior to the expiration of the Term, Executive resigns from his employment hereunder for Good Reason or the Company terminates Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability), then the Company shall pay or provide Executive the Amounts and Benefits and the following:

(1)                                 an amount equal to 3.75 times Executive’s then-current Base Salary, which shall be payable in full in a lump sum cash payment to be made to Executive as soon as practicable following the execution, delivery and non-revocation of the Release (as defined below), but in no event later than the date that is sixty (60) days following the Date of Termination; provided, that if the Release is executed in one taxable year and becomes effective in another taxable year, payment shall not be made until the second taxable year;

(2)                                 any Annual Bonus earned but unpaid for a prior year (the “Prior Year Bonus”), which shall be payable in full in a lump sum cash payment to be made to Executive as soon as practicable following the execution, delivery and non-revocation of the Release, but in no event later than the date that is sixty (60) days following the Date of Termination or the date such bonus would be paid if Executive had remained an employee of the Company, if later; provided, that if the Release is executed in one taxable year and becomes effective in another taxable year, payment shall not be made until the second taxable year;

(3)                                 in the event such resignation or termination occurs following the Company’s first fiscal quarter of any year, a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which Executive’s termination occurs based on actual results for such year (determined by multiplying the amount of such Annual Bonus which would be due for the full calendar year by a fraction, the numerator of which is the number of days during the calendar year of termination that Executive is employed by the Company and the denominator of which is 365), paid in accordance with Section 4(b) (“Pro Rata Bonus”).  The Pro Rata Bonus shall be payable at the time the Annual Bonus would have been paid if Executive’s employment had not terminated;

(4)                                 subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group health insurance plans in which Executive participated immediately prior to the Date of Termination (“COBRA Continuation Coverage”), the Company shall pay the cost of COBRA Continuation Coverage for Executive and his eligible dependents until the earliest of (A) Executive or his eligible dependents, as the case may be, ceasing to be eligible under COBRA (or any COBRA-like benefits provided under applicable state law) and (B) eighteen (18) months following the Date of Termination, (the benefits provided under this sub-section (4), the “Medical Continuation Benefits”);

(5)                                 any unvested portion of the Restricted Stock Unit Award shall accelerate and become fully vested on the Date of Termination and the shares covered by the Restricted Stock Unit Award (or cash, if applicable, in an amount determined by the Alternative Cash Payment Method) shall be distributed or paid to Executive as soon as practicable following the execution, delivery and non-revocation of the Release, but in no event later than the date that is sixty (60) days following the Date of Termination (subject to any securities law restrictions); provided, that if the Release is executed in one taxable year and becomes effective in another taxable year, distribution or payment shall not occur until the second taxable year and

(6)                                 (i) 50% of the unvested portion of the Performance Shares shall accelerate and become fully vested on the Date of Termination and the shares covered by such portion of the Performance Shares (or cash, if applicable, in an amount determined by the Alternative Cash Payment Method) shall be distributed or paid to Executive within sixty (60) days following the Date of Termination (subject to any securities law restrictions), provided, that if the Release is executed in one taxable year and becomes effective in another taxable year, distribution or payment shall not occur until the second taxable year, and (ii) 50% of the unvested portion of the Performance Shares shall remain outstanding through completion of the applicable performance period, shall vest based on actual achievement of the performance metrics over the performance period and the earned shares (or cash, if applicable, in an amount determined by the Alternative Cash Payment Method) shall be distributed or paid to Executive within thirty (30) days of the vest date.

(iii)                               Termination upon Death.  In the event of Executive’s death, the Company shall pay or provide to Executive’s estate:  (1) continued payment of Executive’s Base Salary for the remainder of the year in which the termination for reason of death occurs, (2) the Amounts and Benefits, (3) the Prior Year Bonus, and (4) the Pro Rata Bonus.  In addition, the Restricted Stock Unit Award shall vest with respect to the portion of such award that was scheduled to vest in the year in which the termination for reason of death occurs and such shares covered by the Restricted Stock Unit Award (or cash, as applicable) shall be distributed to Executive’s estate within thirty (30) days of the Date of Termination (subject to any securities law restrictions), and the Performance Shares with a performance period ending in the year in which termination occurs shall remain outstanding through the end of such year and shall vest based on actual achievement of the performance metrics for such year.  Any other unvested portion of the Restricted Stock Unit Award or Performance Shares will be forfeited.

(iv)                              Termination upon Disability.  In the event the Company terminates Executive’s employment hereunder for reason of Disability, the Company shall pay or provide to Executive:  (1) the Amounts and Benefits, (2) the Prior Year Bonus, (3) a Pro Rata Bonus, and (4) the Medical Continuation Benefits.  In addition, the Restricted Stock Unit Award shall vest with respect to the portion of such award that was scheduled to vest in the year in which the termination for reason of Disability occurs and such shares covered by the Restricted Stock Unit Award (or cash, as applicable) shall be distributed to Executive within sixty (60) days of the Date of Termination (subject to any securities law restrictions), the Performance Shares with a performance period ending in the year in which termination occurs shall remain outstanding through the end of such year and shall vest based on actual achievement of the performance metrics for such year.  Any other unvested portion of the Restricted Stock Unit Award or Performance Shares will be forfeited.

(v)                                 Payments of Compensation upon Termination.  For the avoidance of doubt, in the event Executive shall be entitled to receive payments and benefits pursuant to any one of sub-sections 5(b), (c), (d), (e), (f) or (g) above, he shall be entitled to no payments or benefits under any other of such sub-sections.

(vi)                              Release of Claims.  Notwithstanding anything in this Agreement to the contrary, as a condition of receiving any payment or benefits under Section 5(j)(ii) (other than the Amounts and Benefits), Executive agrees to execute, deliver and not revoke a general release in favor of the Company and its subsidiaries and their respective affiliates in substantially the form attached hereto as Exhibit A (the “Release”), and the Release becomes fully irrevocable within sixty (60) days following the Date of Termination.  In the event the Release is not executed and non-revocable prior to the date that is sixty (60) days following the Date of Termination, all payments and benefits under Section 5(j)(ii) (other than the Amounts and Benefits) shall be forfeited.

(vii)                           No Duty to Mitigate.  Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by Executive as the result of Executive’s employment by another employer or business or by profits earned by Executive from any other source at any time before and after Executive’s Date of Termination.

6.                                      Confidentiality.

(a)                                 Executive acknowledges that all confidential or proprietary knowledge, information and data of or relating to the Company or its subsidiaries and affiliates (or their respective products, services, operations, finances, business or affairs), or any clients or customers or suppliers of the Company or its subsidiaries and affiliates, including without limitation, all: (i) customer lists and customer information (including, without limitation, the identity of the customers of the Company or its subsidiaries and affiliates and the specific nature of the services provided by the Company or its subsidiaries and affiliates), vendor or supplier lists and vendor or supplier information, employee lists and employee information (including, without limitation, the matters subject to this Agreement); (ii) inventions, trade secrets, know-how, research and development information, ideas, databases, information received from third parties under confidential conditions, technical data, products and services offered or in development, product roadmaps, strategic direction, marketing strategies and plans, software (in both object code and source code formats), developments, works of authorship, formulas, technology, designs, drawings, processes, methods, services, techniques, and plans of or with respect to the Company or its subsidiaries and affiliates; and (iii) the terms of this Agreement (all of the foregoing collectively hereinafter referred to as, “Confidential Information”) are property of the Company or its applicable subsidiaries or affiliates. Executive further acknowledges that the Company and its subsidiaries and affiliates intend, and make reasonable good faith efforts, to protect the Confidential Information from public disclosure.  Therefore, Executive agrees that, except as required by law or regulation or as legally compelled by court order (provided that, in such case, Executive shall promptly notify the Company of such order, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such law, regulation or order), during the Term and at all times thereafter, Executive shall not, directly or indirectly, divulge, transmit, publish, copy, distribute, furnish or otherwise disclose or make accessible any Confidential Information, or use any Confidential Information for the benefit of anyone other than the Company and its subsidiaries and affiliates, unless and to the extent that the Confidential Information becomes generally known to and available for use by the general public other than as a result of Executive’s acts or omissions or anyone else’s breach of any confidentiality obligations to the Company or its subsidiaries and affiliates or any of the Company’s customers (including, without limitation, pursuant to this Agreement) or such disclosure is necessary in the course of Executive’s proper performance of his duties under this Agreement and is made pursuant to an appropriate non-disclosure agreement duly authorized and executed by the Company.  Executive acknowledges that the precautions that the Company utilizes to protect the confidentiality of its Confidential Information are reasonable under the circumstances and that the Company derives an economic value and competitive advantage from maintaining the confidentiality of the Confidential Information.

(b)                                 None of the Company or any of its subsidiaries or affiliates (collectively, the “Company Entities”) wish to incorporate any unlicensed or unauthorized material into their products or services.  Therefore, Executive agrees that he will not disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is a trade secret, or confidential or proprietary information, of any third party, including, but not limited to, any former employer, competitor or client of Executive, unless the Company has a right to receive and use such information or material. Executive will not incorporate into his work any material or information which is subject to the copyrights of any third party unless the Company has a written agreement with such third party or otherwise has the right to receive and use such material or information.

7.                                      Additional Restrictive Covenants.  Executive acknowledges that he developed on behalf of RG significant goodwill that is now a significant part of the value of RG which will be purchased in connection with the transactions described in the Transaction Agreement, and hereby accordingly agrees as provided below.

(a)                                 Non-competition.  During the term of Executive’s employment with the Company and for the Restricted Period (as defined in the last sentence of this Section 7(a)) following termination of such employment under any circumstances, Executive shall not, within any jurisdiction or marketing area in which the Company or any of its subsidiaries or affiliates is engaged, directly or indirectly, own, manage, operate, control, consult with, be employed by or otherwise provide services to, or participate in the ownership, management, operation or control of, provide financing to, or be connected in any manner with, any business of the type and character engaged in or competitive with the premium apparel business conducted by the Company or any of its affiliates; provided, however, that for the purposes of this Section 7 the premium apparel business will not include a business which is primarily engaged in the women’s clothing and/or men’s premium denim business.  The scope of businesses and the jurisdictions and marketing areas within which Executive has agreed not to compete pursuant to this Section 7(a) shall, for any challenged activity of Executive, be determined as of the date of any such activity.  Notwithstanding the foregoing, Executive’s ownership solely as an investor of two percent (2%) or less of the outstanding securities of any class of any publicly-traded securities of any company shall not, by itself, be considered to be competition with the Company or any of its subsidiaries or affiliates.  For purposes of this Section 7, the “Restricted Period” shall mean a period of twelve (12) consecutive months.

(b)                                 Non-solicitation.  During the term of Executive’s employment with the Company and for the Restricted Period following termination of such employment under any circumstances, Executive shall not, directly or indirectly, (i) employ, cause to be employed or hired, recruit, solicit for employment or otherwise contract for the services of, or establish a business relationship with (or assist any other person in engaging in any such activities), any person who is, or within twelve (12) months before any date of determination was (and, following the termination of Executive’s employment with the Company, within twelve (12) months before such termination, was) an employee, agent or consultant of the Company Entities; (ii) otherwise induce or attempt to induce (or assist any other person in engaging in any such activities) any employee, agent or contractor of any Company Entity to terminate such person’s employment or other relationship with the Company Entities, or in any way interfere with the relationship between any Company Entity and any such employee, agent or contractor; (iii) use any Confidential Information to solicit or attempt to solicit (otherwise than on behalf of any Company Entity) any person that is, or within twelve (12) months before any date of determination was (and, following the termination of Executive’s employment with the Company, within twelve (12) months before such termination, was) a client, lender, investor, customer, supplier, licensee or business relation of any Company Entity, or who any Company Entity solicited to be a client, lender, investor, customer, supplier or licensee during such twelve (12)-month period, or induce or attempt to induce any such person to cease, reduce or not commence doing business with any Company Entity (or assist any other person in engaging in any such activities); or (iv) interfere in any way with the relationship between any Company Entity and any person that is or was a client, lender, investor, customer, supplier, licensee or other business relation of such Company Entity (or assist any other person in engaging in any such activities).

(c)                                  Company IP; Work Product.  Executive agrees to promptly disclose to the Company any and all work product, inventions, mask works, artistic works, works of authorship, designs, methods, processes, technology, patterns, techniques, data, Confidential Information, Internet domain names, trade secrets, corporate and business names, trade names, trade dress, brand names, slogans, logos, advertising material, together with all design rights, database rights; mask work rights, moral rights and similar rights of authors, rights of publicity, rights of privacy, patents and patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, copyright applications and registrations, and all other intellectual property and industrial property recognized by applicable law (“Intellectual Property”):  (i) relating to the business of the Company and any of its affiliates which are created, authored, composed, invented, discovered, performed, perfected, or learned by Executive (either solely or jointly with others) from the date that Executive was first employed or engaged by the Company, (whether before or during the Term) and continuing through the termination of Executive’s employment or engagement by the Company; or (ii) which are created, authored, composed, invented, discovered, performed, perfected, or learned by Executive (either solely or jointly with others) using the Company’s or its subsidiaries’ or affiliates’ facilities or resources, in each case together with all derivatives, improvements and refinements thereof, and any goodwill associated with any of the foregoing (collectively, together with such Intellectual Property as may be owned or acquired by the Company, the “Company IP”). The Company IP shall be the sole and absolute property of the Company.  The Company IP, all work performed by Executive in authoring, composing, inventing, creating, developing or modifying Company IP and/or other work product relating to the Company IP (“Work Product”) to which copyright protection may attach during the course of Executive’s employment with the Company shall be considered “work made for hire” within the meaning of the Copyright Act (17 U.S.C. § 101 et seq.), and will be and will remain the sole property of the Company.  Executive hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time as Work Product is developed, authored, made or created, on an exclusive basis, all of Executive’s right, title, and interest to the Work Product, including all damages and payments for past or future infringements and misappropriations thereof, and all rights to sue for past, present and future infringements or misappropriations thereof, to the Company in perpetuity or for the longest period otherwise permitted by law; provided that the foregoing shall not apply to an invention that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either:  (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrable anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company.  In addition, Executive hereby waives any “moral rights of authors” in connection with the Work Product and acknowledges and agrees that the Company may use, exploit, distribute, reproduce, advertise, promote, publicize, alter, modify or edit the Work Product or combine the Work Product with other works, in the Company’s sole discretion, in any format or medium hereafter devised.  Executive agrees, (x) to keep the Work

Product confidential, as appropriate, and not to use any Work Product for the benefit of anyone other than the Company and its subsidiaries and affiliates; and (y) at the Company’s expense, to perform such acts and execute any documents requested by the Company or any of its affiliates at any time in relation to such assignment.  Executive acknowledges and agrees that the Company is and will be the sole and absolute owner of all trademarks, service marks, domain names, patents, copyrights, trade dress, trade secrets, business names, rights of publicity, inventions, proprietary know-how and information of any type, whether or not in writing, and all other Intellectual Property used by the Company or held for use in the business of the Company, including all Work Product.  Executive further acknowledges and agrees that, subject to applicable law, any and all derivative works, developments, or improvements based on Intellectual Property, materials and assets subject to this Section 7 created during the Term (including, without limitation, the Work Product) shall be exclusively owned by the Company.  Executive will cooperate with the Company and any of its affiliates, at no additional cost to such parties (whether during or after the Term), in the application, confirmation, registration, protection, maintenance and enforcement of the rights and property of the Company and its affiliates in such Intellectual Property, materials and assets, including, without limitation, the Work Product.

(d)                                 Non-disparagement.  During the Term and thereafter, Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize the Company and/or its subsidiaries and affiliates or their respective employees, officers, directors, products, services, customers or owners.  Any agreement entered into between the Company and Executive pursuant to Section 5(j)(vi) shall include an obligation of the Company to instruct its directors and officers not to, directly or indirectly, after the Term, take any action, or encourage others to take any action, to disparage or criticize Executive. Nothing contained in this Section 7(d) shall preclude Executive or the Company (or its directors or officers) from enforcing their respective rights under this Agreement or truthfully testifying in response to legal process or a governmental inquiry.

(e)                                  Company Property.  All Confidential Information, Work Product, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its subsidiaries and affiliates, whether prepared by Executive or otherwise coming into his possession or control in the course of the performance of his services under this Agreement, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by Executive (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of the Term.  Executive acknowledges and agrees that he has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.  The provisions of this Section 7(e) are in addition to any other express written Company policies on this subject that may apply to Executive or written agreements on this subject that Executive may have with the Company, and are not meant to and do not excuse any additional obligations that Executive may have under such policies or agreements.

(f)            Enforcement.  Executive acknowledges that a breach of his covenants and agreements contained in Sections 6 and 7 would cause irreparable damage to the Company and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, Executive agrees that if he breaches or threatens to breach any of the covenants or agreements contained in Sections 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company and its subsidiaries and affiliates shall be entitled to: (i) cease or withhold payment to Executive of any payments described in Section 5 (other than the Amounts and Benefits), for which he otherwise qualifies under such Section 5, in excess of such payments in the amount of $10,000 payable in consideration for the Release described in Section 5(j)(vi) (if applicable), (ii) institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law, and (iii) an equitable accounting by any court of competent jurisdiction of all profits or benefits arising out of such violation.

(g)           Scope of Covenants.  The Company and Executive further acknowledge that the time, scope, geographic area and other provisions of Sections 6 and 7 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in Sections 6 and 7 to be reasonable and necessary for the protection of the interests of the Company and its subsidiaries and affiliates, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply in such jurisdiction with such deletion or modification as may be necessary to make it valid and enforceable. The restrictions and covenants contained in each paragraph of Sections 6 and 7 shall be construed as separate and individual restrictions and covenants and shall each be capable of being reduced in application or severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.

(h)           Enforceability.  If any court holds any of the restrictions or covenants contained in Sections 6 and 7 to be unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company and its subsidiaries and affiliates to the relief provided in Sections 6 and 7 in the courts of any other jurisdiction within the geographic scope of such restrictions and covenants.

(i)            Disclosure of Restrictive Covenants. Executive agrees to disclose in advance the existence and terms of the restrictions and covenants contained in Sections 6 and 7 to any employer or other service recipient by whom Executive may be employed or retained during the Restricted Period.

(j)            Extension of Restricted Period. If Executive breaches Sections 6 and 7 in any respect, the restrictions contained in this Section will be extended for a period equal to the period that Executive was in breach.

8.             Indemnification.  The Company shall indemnify Executive for actions taken by Executive as an officer or director of the Company pursuant to the fullest extent permitted by law; provided, however, that the Company shall not indemnify Executive for any losses incurred by Executive as a result of or in connection with (a) acts or omissions described in Section 5(f), or (b) a cause of action by Executive against the Company or its affiliates or their respective directors, officers, agents, representatives or employees.  If Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Executive may request indemnity under this provision, Executive shall give the Company prompt written notice thereof.  The Company shall be entitled to assume the defense of any such proceeding, and Executive shall cooperate with such defense.  The obligations of this Section 8 will survive termination of this Agreement.

9.             Section 409A of the Code.

(a)           It is intended that the provisions of this Agreement comply with Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company.  Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

(b)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.  Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s Separation from Service, the Company determines that Executive is a “Specified Employee,” within the meaning of Code Section 409A, based on an identification date of December 31, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such Separation from Service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (i) six (6) months and one (1) day after such Separation from Service, and (ii) the date of Executive’s death (the “Delay Period”).  Within five (5) days of the end of the Delay Period, all payments and benefits delayed pursuant to this Section 10(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

(d)           Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Code Section 409A.

10.          Miscellaneous.

(a)           This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with those laws.  The Company and Executive unconditionally consent to submit to the exclusive jurisdiction of the New York State Supreme Court, County of New York or the United States District Court for the Southern District of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below shall be effective service of process for any action, suit or proceeding brought against the Company or Executive, as the case may be, in any such court.

(b)           Executive may not delegate his duties or assign his rights hereunder.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company other than pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or by operation of law.  For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c)           The invalidity or unenforceability of any provision hereof shall not in any way affect the validity or enforceability of any other provision.  This Agreement reflects the entire understanding between the parties.

(d)           This Agreement, the Restricted Stock Unit Agreement and the Performance Shares Agreement represent the entire understanding of Executive and the Company with respect to the employment of Executive by the Company and contain all of the covenants and agreements between the parties with respect to such employment.  Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.  This Agreement does not abrogate or otherwise affect the obligations of Tengram Capital Partners Fund II, LLC to indemnify and hold Executive harmless, as specified in that certain written Term Sheet between Executive and Tengram Capital Partners, L.P. dated as of September 5, 2015.

(e)           This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

(f)            All amounts payable hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

11.          Notices.  All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed), mailed by certified mail, return receipt requested, or delivered by a recognized overnight courier service, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party.  Notice shall be effective when so personally delivered, one (1) business day after being sent by telecopy or recognized overnight courier service, or five (5) days after being mailed.

To the Company:

Differential Brands Group Inc.

2340 S. Eastern Avenue

Commerce, CA 90040

Attention:  William Sweedler

Facsimile:  (323) 837-3791

With a copy to:

Tengram Capital Partners, L.P.

15 Riverside Avenue, First Floor

Westport, CT  06880

Attention:  Andrew R. Tarshis

Facsimile:  (203) 454-6998

And

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California 90071
Attention:  Jeffrey H. Cohen

Andrew D. Garelick

Facsimile:  (213) 687-5600

To Executive:

Mr. Michael Buckley
1541 5th Street

Manhattan Beach, California 90266

With a copy to:

Wargo & French, LLP

1888 Century Park East, Suite 1520

Los Angeles, California 90067

Attention:  Mark L. Block

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 28th day of January 2016.

DIFFERENTIAL BRANDS GROUP INC.

By:	/s/ Hamish Sandhu
Name: Hamish Sandhu
Title: CFO

EXECUTIVE

/s/ Michael Buckley
Name: Michael Buckley

EXHIBIT A

SEPARATION AND RELEASE AGREEMENT

Except as otherwise provided herein, in consideration of the severance payments and/or benefits I am eligible to receive pursuant to the employment agreement between Differential Brands Group Inc., a Delaware corporation (the “Company”), and me, dated January 28, 2016 (the “Employment Agreement”), I, Michael Buckley, on behalf of myself, and on behalf of my heirs, successors and assigns, hereby knowingly and voluntarily release and discharge, to the fullest extent permitted by law, the Company and all of their respective past and present subsidiaries, affiliates, predecessors, successors and assigns (“Company Entities”) and, with respect to each and all of the Company Entities, all of their respective directors, officers, employees, agents, each individually and in their representative capacities (“Company Entity Officials”) (Company Entities and Company Entity Officials collectively referred to herein as “Released Parties”) from any and all claims, demands, agreements, obligations, expenses, actions, judgments and liabilities of any kind whatsoever, in law, equity or otherwise, whether known or unknown, suspected or claimed, specifically mentioned herein or not, which I had, have or may have against any of the Released Parties by reason of any actual or alleged act, event, occurrence, omission, practice or other matter whatsoever from the beginning of time up to and including the date that I sign this Separation and Release Agreement (the “Claims”), including that but not limited to Claims arising out of or in any way relating to:  (i) my employment with any and all of the Company Entities, including the termination of that employment; (ii) any common law, public policy, company policy, contract (whether oral or written, express or implied) or tort law having any bearing whatsoever on the terms and conditions of my employment; and/or (iii) any federal, state or local law, ordinance or regulation including, but not limited to, the following (each as amended, if applicable):  the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Equal Pay Act; Family and Medical Leave Act of 1993; National Labor Relations Act; Title VII of the Civil Rights Act of 1964; Worker Adjustment and Retraining Notification Act; New York State and New York City Human Rights Laws; New York State Labor Law; New York State Worker Adjustment and Retraining Notification Act; and any other law, ordinance or regulation regarding discrimination or harassment or terms or conditions of employment.

I agree that I have entered into this Separation and Release Agreement (this “Release”) as a compromise and in full and final settlement of all Claims, if any, that I have or may have against any and all of the Released Parties up to and including the date that I sign this Release (except as otherwise expressly set forth below).  I also agree that, although I may hereafter discover Claims presently unknown or unsuspected, or new or additional facts from those which I now knows or believe to be true, I intend to provide a complete waiver of all Claims based on any facts and circumstances, whether known or unknown, up to and including the date that I sign this Release (except as otherwise expressly set forth below) and hereby knowingly waive all rights under any statute or common law doctrine that otherwise limits a general release of claims, including without limitation California Civil Code Section 1542.  Said Section reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542 or any similar statute or common law doctrine, and for the purpose of implementing a full and complete release and discharge of all claims, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all claims including those, if any, which I do not know or suspect to exist in my favor at the time of execution hereof, and that the release agreed upon herein extinguishes any such claim or claims (except as otherwise expressly set forth below).

However, notwithstanding the foregoing, I am not releasing, and, for the avoidance of doubt, Claims do not include my rights, if any, (i) to indemnification by the Company or any of its affiliates, to the maximum extent permitted by law, for all claims or proceedings, or threatened claims or proceedings, arising out of or relating to my service as an officer, director or employee, as the case may be, of the Company or any of its subsidiaries, (ii) to payment of any authorized but unreimbursed business expenses incurred prior to the termination of my employment with the Company or any of its subsidiaries in accordance with Section 4(g) of the Employment Agreement, (iii) under any employee pension or welfare plan or program in which I participate or participated, (iv) to receive payments, severance and benefits under Section 5(j) of the Employment Agreement, (v) to be indemnified pursuant to Section 8 of the Employment Agreement or pursuant to other agreements to which I may be entitled to indemnification, and (vi) to any equity awards I have received prior to the date of termination of my employment, including the Restricted Stock Unit Award and Performance Shares.  Furthermore, I am not releasing any rights or claims that may arise after the date on which I sign this Release or that cannot be released by a private settlement agreement (such as statutory claims for worker’s compensation/disability insurance benefits and unemployment compensation).

I represent that I have not assigned or transferred my rights with respect to any Claims covered by this Release and that I have not filed, directly or indirectly any legal proceeding against the Released Parties regarding any such Claims.  If I commence (or commenced) or participate in any action or proceeding (including as a member of a class of persons) regarding Claims covered by this Release, I acknowledge and agree that this Release shall be a complete defense in such action or proceeding and, to the maximum extent permitted by law, I and my heirs, successors and assigns will have no right to obtain or receive, and will not seek or accept, any damages, settlement or relief of any kind (including attorneys’ fees and costs) as a result of such action or proceeding.

In addition, I acknowledge and agree that I am and will continue to be bound by the terms and conditions set forth in the Employment Agreement (including the restrictive covenants) (the “Continuing Obligations”), all of which continue to remain in full force and effect for the periods set forth therein notwithstanding the termination of my employment and are hereby incorporated herein by reference.

In further consideration of the payment and/or benefits I am eligible to receive pursuant to the Employment Agreement, I agree to cooperate with the Company Entities, their legal counsel and designees regarding any current or future claim, investigation (internal or otherwise), inquiry or litigation relating to any matter with which I was involved or had knowledge or which occurred during my employment, with such assistance including, but not limited to, meetings and other consultations, signing affidavits and documents that are factually accurate, attending depositions and providing truthful testimony (in each case, without requiring a subpoena); provided, however, that the Company will reimburse me for my reasonable expenses (including attorneys’ fees and travel expenses) actually incurred by me in connection with such cooperation (it being understood that if any such expenses are expected to exceed $5,000, I shall inform the Company prior to incurring such expenses to provide the Company with an opportunity to either agree to reimburse me for such expenses or advise me not to provide such cooperation necessitating the incurrence of such expenses).

I acknowledge that, pursuant to the terms of the Employment Agreement, I shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize the Company and/or its subsidiaries and affiliates or their respective employees, officers, directors, products, services, customers or owners.  The Company agrees to instruct its directors and officers not to, directly or indirectly, after the Term (as defined in the Employment Agreement), take any action, or encourage others to take any action, to disparage or criticize Executive.

I acknowledge and agree that:

1.                                      The payment and/or benefits I am receiving under the Employment Agreement constitute consideration over and above any payments and/or benefits that I might be entitled to receive without executing this Release.

2.                                      The Company advised me to consult with an attorney prior to executing this Release.

3.                                      I was given a period of at least [twenty-one (21)] / [forty-five (45] days within which to consider this Release and that I must sign and return this Release no later than                , 20  .

4.                                      The Company has advised me of my statutory right to revoke my acceptance of the terms of this Release at any time within seven (7) days of my signing of this Release.

5.                                      I warrant and represent that my decision to accept this Release was (a) entirely voluntary on my part; (b) not made in reliance on any inducement, promise or representation, whether express or implied, other than the inducements, representations and promises expressly set forth in the Employment Agreement or in the Release; and (c) did not result from any threats or other coercive activities to induce acceptance of this Release.

In the event I decide to exercise my right to revoke within seven (7) days of my acceptance of this Release, I warrant and represent that I will do the following:  (1) notify the Company in writing of my intent to revoke my agreement, and (2) simultaneously return in full the consideration, if any, received from the Company Entities pursuant to the Employment Agreement and which consideration was expressly subject to my signing this Release.

Upon its effectiveness, this Release, the Employment Agreement and the Continuing Obligations, together with any applicable equity award agreements and equity plans, contains the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements, representations and understandings (whether oral or written) regarding the subject matter hereof.  Once executed by me, this Release may be modified only in a document signed by me and the Company and referring specifically hereto, and no handwritten changes to this Release will be binding unless initialed by me and the Company.  If any portion of this Release is held to be unenforceable by any court of competent jurisdiction, the parties intend that such portion be modified to make it enforceable to the maximum extent permitted by law.  If any such portion (other than the general release provisions) cannot be modified to be enforceable, such portion shall become null and void leaving the remainder of this Release in full force and effect.

This Release shall be binding upon and inure to the benefit of (i) the Released Parties, including the successors and assigns of the Released Parties, all of which are intended third-party beneficiaries, and (ii) me and my heirs, successors and assigns.  This Release is not an admission of liability or wrongdoing by me or any of the Released Parties, and such wrongdoing or liability is expressly denied.

I further warrant and represent that I fully understand and appreciate the consequence of my signing this Release and that I am signing it voluntarily.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the    day of             20  .

Michael Buckley

Witnessed by                  on this                day of                 , 20    .

WITNESS

DIFFERENTIAL BRANDS GROUP INC.

By:
Name:
Title:

Schedule I

“EBITDA” shall mean, with respect to any period, consolidated Net Income of the Company and its subsidiaries for such period, plus (a) without duplication, in each case to the extent deducted in determining such Net Income for such period, the sum of the following:

(i) consolidated Interest Expense of the Company and its subsidiaries,

(ii) provision for taxes based on income or profits of the Company and its subsidiaries,

(iii) consolidated depreciation and amortization (including amortization of intangibles, deferred financing fees and any amortization expense included in pension or other non-cash employee benefit expenses) expense of the Company and its subsidiaries, including, without limitation, depreciation and amortization included in selling, general and administrative expenses of the Company and its subsidiaries,

(iv) any non-cash pay-in-kind dividends on preferred stock,

(v) any non-cash expenses, including, without limitation, the impact of purchase accounting (including but not limited to the purchase accounting adjustment to the fair value of inventory), GAAP rent expenses in excess of cash rent expenses, non-cash compensation, noncash provisions for post-retirement benefits, non-cash expenses relating to new accounting pronouncements and any non-cash losses resulting from the write-down in the valuation of any assets,

(vi) any non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141,

(vii) any long-term incentive plan accruals (other than with respect to any pension or retirement plan) and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of the Company or any of its subsidiaries,

(viii) any expenses relating to the merger contemplated by the Transaction Agreement, including but not limited to post closing professional fees (legal, financial, etc.), stub period reporting and any and all other aspects of the transaction cost of the Transaction Agreement,

(ix) any expenses related to the wind down of Joe’s Jeans, including but not limited to its retail operation,

(x) any expenses related to legacy Hudson Clothing and Joe’s Jeans claims to the extent those expenses are above amounts included in the Company’s annual budget, and

(xi) any restructuring charges in connection with the merger contemplated by the Transaction Agreement or integration of any new acquisition(s),

minus (b) without duplication, in each case to the extent added in determining such Net Income for such period, the sum of the following:

(i) any non-cash gains resulting from the write-up in the valuation of any assets,

(ii) non-cash items increasing consolidated Net Income of the Company and its subsidiaries for such period (but excluding any such items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required),

(iii) cash amounts paid for rent in excess of GAAP rent expenses, and

(iv) cash amounts paid for deferred compensation, or deferred post-retirement benefits to the extent in excess of the accrual for such deferred compensation and deferred post-retirement benefits.

EBITDA with respect to any period shall be determined in good faith by the Board and shall not include the cumulative effect of a change in accounting principles, as determined in accordance with GAAP, during such period.

“Interest Expense” shall mean, with respect to any person for any period, (a) the amount of interest expense of such person for such period, including the portion of any payments or accruals with respect to capital lease obligations allocable to interest expense, plus (b) capitalized interest of such person minus (c) the amount of interest income of such person determined in accordance with GAAP for such period.

“Net Income” of any person for any period, means net income of such person (without giving effect to extraordinary gains and losses as determined in accordance with GAAP), determined in accordance with GAAP for such period.